EXHIBIT 9

AMERICAN GENERAL
INDEPENDENT PRODUCER DIVISION
2727-A Allen Parkway, Houston, Texas 77019
Writer's Direct Line Number
(713) 831-3633

Law Department


                               February 11, 1998


American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019

Dear Executives:

      This opinion is furnished in connection with the filing by American General Life Insurance Company ("AGL") and Separate Account D of AGL ("Separate Account") of a registration statement under the Securities Act of 1933 (the "1933 Act") and under the Investment Company Act of 1940 on Form N-4 ("Registration Statement"). The securities being registered under the Registration Statement are units of interest ("Units") to be issued by the Separate Account pursuant to certain individual flexible premium variable annuity contracts (the "Contracts"), described in the Registration Statement. As Senior Counsel of American General Independent Producer Division, an affiliate of AGL, I have been asked to provide this opinion for review by, and the use of the Executives of AGL.

      I have examined the Articles of Incorporation and Bylaws of AGL and such corporate records and other documents and such laws as I consider necessary and appropriate as a basis for the opinion hereinafter expressed. I have examined the form of the Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act of an indefinite number of Units. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance, and sale of the Units. On the basis of my examination of these documents and such laws that I consider appropriate, it is my opinion that:

      1. AGL is a corporation duly organized and validly existing under the laws of Texas.

      2. The Separate Account was duly created pursuant to the provisions of Chapter 3, Article 3.75 of the Texas Insurance Code.

      3. Under Texas law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account must be credited to or charged against such Account, without regard to the other income, gains or losses of AGL.


[AMERICAN GENERAL LOGO]
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American General Life Insurance Company Executives
February 11, 1998
Page 2


      4. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Contracts will not be chargeable with liabilities arising out of any other business AGL may conduct.

      5. The Contracts have been duly authorized by AGL and, when issued in the manner contemplated by the Registration Statement, the Units thereunder will constitute validly issued and binding obligations of AGL in accordance with the terms of the Contract.

      I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus. On giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Respectfully submitted,

                                                /s/Steven A. Glover
                                                -------------------
                                                Steven A. Glover
                                                Senior Counsel

SAG/dt